Exhibit 10.42
Final March 18, 2008
CSK AUTO, INC.
2008 CASH IN LIEU BONUS PLAN
ARTICLE I
General
     1.1 Purpose. This CSK Auto, Inc. Cash in Lieu Plan (the “Plan”) is established by the Board of Directors (the “Board”) of CSK Auto, Inc. (the “Company”). The Plan is intended to provide a payment to employees of the Company and its Subsidiaries selected to participate in the Plan who otherwise would have received annual grants of stock options and/or restricted stock in 2008.
     1.2 Plan Administration.
          (a) This Plan shall be administered by the Compensation Committee of the Board (the “Committee”), as appointed from time to time by the Board. The foregoing notwithstanding, the Board or the Committee may expressly delegate to a subcommittee (the “Subcommittee”), consisting of one or more officers of the Company, the authority to administer the Plan.
          (b) Subject to the provisions hereof, (1) the Committee (including any Subcommittee) shall have complete control of the administration of this Plan, with all powers necessary to enable it properly to carry out its duties; (2) the Committee (including any Subcommittee) shall be authorized to interpret this Plan and shall have the discretion to determine all questions arising in the administration, construction and application of this Plan; and (3) the decisions of the Committee (including any Subcommittee) upon all matters within the scope of its authority shall be conclusive and binding on all parties.
     1.3 Definitions. The following terms shall have the following meanings when used in this Plan:
          (a) “Base Salary” shall mean the Participant’s regular annual rate of base pay as of the date a Bonus is awarded to the Participant under the Plan.
          (b) “Bonus” shall mean the grant to a Participant of a bonus award pursuant to this Plan.
          (c) “Cause” shall have the same meaning as in the Stock Plan.
          (d) “Change in Control” shall have the same meaning as in the Stock Plan.
          (e) “Good Reason” shall either have the definition set forth in the employment or severance agreement between the Company and the Participant, or if there is no such agreement or definition contained therein, the Participant’s resignation from employment within 180 days after the occurrence of any of the following, provided, however, that the Participant must provide written notice to the Company within ninety (90) days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty

Final March 18, 2008
(30) days after such notice is given to cure: (i) a relocation of the Participant’s principal place of employment of more than 50 miles without the consent of the Participant, or (ii) a material reduction in the Participant’s Base Salary.
          (f) “Involuntary Termination” shall mean any termination of the Participant’s employment with the Company and its Subsidiaries (i) by the Company for any reason other than Cause or the Participant’s death or disability (as defined under the terms of any of the Company’s short-term or long-tern disability plans), or (ii) by the Participant for Good Reason.
          (g) “Notice of Participation” means a notice provided to a Participant that he or she has been designated by the Committee as a Participant in the Plan, and setting forth the Eligible Participant’s Bonus amount.
          (h) “Stock Plan” shall mean the CSK Auto Corporation 2004 Stock and Incentive Plan, as amended.
          (i) “Subsidiary” means any corporation of which the Company owns, directly or indirectly, at least fifty percent (50%) of the total voting power that is formed and has employees during the term of this Plan.
ARTICLE II
Participation
     2.1 Participation. All employees and executives of the Company or any Subsidiary at the Manager-level and above, as of the date the Plan is adopted by the Board, who are eligible to receive annual grants of stock options and/or restricted stock shall be eligible to participate in the Plan. Each such individual who is awarded a Bonus hereunder is referred to herein as a “Participant”.
ARTICLE III
Bonus Payment
     3.1 Bonus Amount. Each Participant’s Bonus shall be calculated as a percentage of his or Base Salary, as set forth in each Participant’s Notice of Participation.
     3.2 Form of Bonus. The Bonus, upon vesting, is payable in cash. However, notwithstanding the above, the Committee may, at the time a Bonus is awarded under the Plan, grant the Participant an economically equivalent award (as determined by the Committee) under the Stock Plan in lieu of such cash Bonus. For the avoidance of doubt, the form of payment under a Bonus (stock or cash) may not be changed following a Change in Control without the Participant’s consent.
     3.3 Vesting.
          (a) Subject to Participant’s continuous employment by the Company and its Subsidiaries through the applicable vesting date, the Bonus awarded to each Participant will vest and become payable as follows: (i) 50% of the Bonus will vest and become payable on March 1, 2009; and (ii) 50% of the Bonus will vest and become payable on March 1, 2010. If the

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Participant’s employment terminates prior to a vesting date for any reason other than an Involuntary Termination, the portion of the Bonus scheduled to vest and become payable on or after the date of termination will be immediately forfeited. Except as set forth in Section 3.3(b), in the event that a Participant’s employment terminates prior to a vesting date by reason of an Involuntary Termination, the Bonus awarded to such Participant shall continue to vest and become payable in accordance with the schedule set forth in this Section 3.3(a).
          (b) In the event of a Change in Control, notwithstanding anything set forth in Section 3.3(a) to the contrary, subject to the Participant’s continuous employment by the Company and its Subsidiaries through the applicable vesting date (specified below), the vesting of any unvested and/or unpaid portion of the Bonus awarded to each Participant shall accelerate and become vested and payable in full upon the earliest of: (i) the date that is six months following the Change in Control or (ii) the date the Participant’s employment terminates by reason of an Involuntary Termination after the date the Change in Control is consummated. If the Participant’s employment with the Company and its Subsidiaries (including any successor thereto) terminates for any reason other than an Involuntary Termination prior to the six-month anniversary of the Change in Control, the Participant’s Bonus (to the extent then unvested and unpaid) will be immediately forfeited.
     3.4 Payment. Unless a Participant’s Bonus has been awarded in the form of an award under the Stock Plan as set forth in Section 3.2, each Participant shall be entitled to payment in cash equal to the Bonus amount set forth in the Notice of Participation (or the applicable portion thereof) within ten days following the date the Bonus (or the applicable portion thereof) vests in accordance with Section 3.3.
ARTICLE IV
Amendment or Termination
     4.1 Amendment; Termination. The Committee shall be entitled to amend or terminate this Plan at any time, but no amendment or termination shall be made that would impair the rights of any Participant, without such Participant’s consent, under any Bonus theretofore granted, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Bonus to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Bonus, or that any such diminishment has been adequately compensated. After the Change in Control, no amendment or termination of this Plan shall be effective without the express written consent of each Participant.
     4.2 Successors. The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Plan (including the obligation to cause any subsequent successor to also assume the obligations of this Plan) unless such assumption occurs by operation of law.

Final March 18, 2008
ARTICLE V
Miscellaneous
     5.1 Set-Off. The Company shall be entitled to set off against the amounts payable to a Participant hereunder any amounts owed to the Company by such Participant.
     5.2 Parachute Payments. Unless the Participant is party to an employment or severance agreement with the Company or any Subsidiary that provides the specified treatment of payments in the event payments to the Participant are deemed “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not such agreement provides for a gross-up payment for excise taxes under Section 4999 of the Code), in the event that any Bonus or other amount that may be paid or otherwise provided to or in respect of a Participant by or on behalf of the Company and its Subsidiaries pursuant to this Plan (the “Covered Payments”) is or may become subject to the tax imposed under Section 4999 of the Code (or any successor provision or any comparable provisions of state, local or foreign law) (“Excise Tax”), then the portion of the Covered Payments that would be treated as “parachute payments” under Code Section 280G (“Covered Parachute Payments”) shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount (as defined below). For the purposes of this Plan, the term “Safe Harbor Amount” means the largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax.
     5.3 Non-Alienation. No Participant shall have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law, other than by will or the laws of decent and distribution.
     5.4 Withholding. All payments to a Participant under this Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.
     5.5 Source of Payments. The obligations of the Company under the Plan are solely contractual, and any amount payable under the terms of the Plan shall be paid from the general assets of the Company or from one or more trusts, the assets of which are subject to the claims of the Company’s general creditors.
     5.6 Notices. Any notice or document required to be given under the Plan shall be considered to be given if actually delivered or mailed by certified mail, postage prepaid, if to the Company, to [ADDRESS], Attention: [POSITION] or, if to a Participant, at the last address of such Participant filed with the Company.
     5.7 Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.
     5.8 No Right to Employment or Continuation of Relationship. Nothing in this Plan shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company or any Subsidiary. The Company or any of its Subsidiaries may, at any time, dismiss a Participant from employment free from any liability or any claim except as

Final March 18, 2008
expressly provided in this Plan. No employee of the Company or any Subsidiary shall have any claim to be designated a Participant and there is no obligation for uniformity of treatment of any employee of the Company or any Subsidiary.
     5.9 Governing Law. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH APPLICABLE FEDERAL LAW AND THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     5.10 Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any individual Participant, or would disqualify this Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Committee, materially altering the intent of this Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of this Plan shall remain in full force and effect.
     5.11 No Limitation Upon the Rights of the Company. This Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.